October 28, 2004

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Gentlemen:

We have read Item 4.01 in the Form 8-K dated October 29, 2004 of Hudson's Grill International,, Inc. (Commission File Number 333-94797) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to us.

Very truly yours,

HEIN & ASSOCIATES LLP